Exhibit 99.1

National Bank Holdings Corporation Named to Fortune Magazine’s List of 100 Fastest-Growing Companies and Recognized as Newsweek’s Top Small Bank in Colorado

Denver, CO, November 2, 2020 – National Bank Holdings Corporation (NYSE: NBHC) announced that it has been named to Fortune Magazine’s 2020 List of 100 Fastest-Growing Companies. The annual Fortune list ranks public companies with market capitalization of $250 million or more, based on revenue growth rate, earnings per share growth rate and three-year annualized total shareholder return. National Bank Holdings Corporation (the “Company”) was ranked #62 on the list, and this marks the first year that the Company has been recognized. Most noteworthy is that Fortune ranked the Company #86 in three-year annualized total shareholder return out of all public companies across all sectors and industries.

National Bank Holdings Corporation’s subsidiary, NBH Bank, operating as Community Banks of Colorado in Colorado, was also recognized as the Best Small Bank in Colorado as part of Newsweek’s list of America’s Best Banks of 2021. This recognition was the first-ever ranking of the country’s financial institutions that are best serving their customers’ needs in today’s pandemic climate. To help consumers navigate the new financial landscape and find the institution that best serves their needs, Newsweek used a universe of more than 2,500 FDIC-insured institutions to rank America’s Best Banks in 2021. The publication assessed U.S. banks based on the most salient feature for each bank type or account, using 55 separate factors to come up with a best-in class option in 19 categories, including the Best Small Bank in every state.

Chairman, President and CEO Tim Laney said, “I couldn’t be more pleased about the recognition that our Company has achieved. These honors, coupled with the recent receipt of the U.S. Small Business Administration’s 2020 Job Creation Lender of the Year award for Colorado, only reinforce the tireless efforts of our teammates to support our clients and communities, which is particularly important given the many challenges presented in 2020.”

Laney added, “Our continued investment in high-quality digital services and our relationship-based banking model has enabled our clients to access the critical banking services they need through the pandemic and receive economic support through the Paycheck Protection Program loans and other relief.”

More information regarding Fortune’s list of 100 Fastest-Growing Companies is available in the October 2020 issue of Fortune and also on its website: www.fortune.com. Information regarding the Newsweek list of best banks can be found at https://www.newsweek.com/americas-best-banks-2021/best-small-banks-state.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to shareholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 90 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core geographic footprint of Colorado, the greater Kansas City region, Texas, Utah and New Mexico. Its comprehensive residential mortgage banking group primarily serves the bank’s core footprint. NBH bank operates under the following brand names: Community Banks of Colorado and Community Banks Mortgage, a division of NBH Bank, in Colorado, Bank Midwest and Bank Midwest Mortgage in Kansas and Missouri, and Hillcrest Bank and Hillcrest Bank Mortgage in Texas, Utah and New Mexico. Additional information about National Bank Holdings Corporation can be found at www.nationalbanksholdings.com.

For more information visit: cobanks.com, bankmw.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;
Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;
NBH Bank: twitter.com/nbhbank;
or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors:	Media:
Aldis Birkans, 720-554-6640	Jody Soper, 303-784-5925
Chief Financial Officer	Chief Marketing Officer
ir@nationalbankholdings.com	media@nbhbank.com

Source: National Bank Holdings Corporation